Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222871

PROSPECTUS

Offers to Exchange

$749,994,000 aggregate principal amount of 4.050% Notes due 2052 (that we refer to as the “4.050% original notes”)

(CUSIP Nos. 655844 BU1 and U65584 AE1)

for

$749,994,000 aggregate principal amount of 4.050% Notes due 2052 (that we refer to as the “4.050% exchange notes”)

(CUSIP No. 655844 BV9)

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

AND

$749,997,000 aggregate principal amount of 3.942% Notes due 2047 (that we refer to as the “3.942% original notes”)

(CUSIP Nos. 655844 BW7 and U65584 AF8)

for

$749,997,000 aggregate principal amount of 3.942% Notes due 2047 (that we refer to as the “3.942% exchange notes”)

(CUSIP No. 655844 BX5)

that have been registered under the Securities Act

Each exchange offer will expire at 5:00 p.m.,

New York City time, on May 23, 2018, unless extended.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which, together, constitute the “exchange offers” and, individually, constitute an “exchange offer”), to exchange up to $749,994,000 aggregate principal amount of our outstanding 4.050% original notes (CUSIP Nos. 655844 BU1 and U65584 AE1) and $749,997,000 aggregate principal amount of our 3.942% original notes (CUSIP Nos. 655844 BW7 and U65584 AF8) for a like principal amount of our 4.050% exchange notes and 3.942% exchange notes, respectively, that have been registered under the Securities Act. When we use the term “original notes” in this prospectus, the term includes the 4.050% original notes and the 3.942% original notes unless otherwise indicated or the context otherwise requires. When we use the term “exchange notes” in this prospectus, the term includes the 4.050% exchange notes and the 3.942% exchange notes, unless otherwise indicated or the context otherwise requires. When we use the term “notes” in this prospectus, the term includes the original notes and the exchange notes unless otherwise indicated or the context otherwise requires. Neither exchange offer is dependent or conditioned upon the completion of the other exchange offer. The terms of the exchange offers are summarized below and are more fully described in this prospectus.

The terms of the exchange notes of each series are substantially identical to the terms of the original notes for which they would be exchanged (the “corresponding original notes”) in all material respects, except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

We will accept for exchange any and all original notes of each series validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on May 23, 2018, unless the exchange offer for the original notes of that series is extended.

You may withdraw tenders of original notes at any time prior to the expiration of the applicable exchange offer.

We will not receive any proceeds from the exchange offers.

The exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

We do not intend to list the exchange notes on any national securities exchange.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it shall deliver a prospectus in connection with any such resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will keep the registration statement, of which this prospectus is a part, effective, for so long as such broker-dealers are required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes (provided that such period will in no event exceed 270 days after the closing of the applicable exchange offer) and will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 12 to read about important factors you should consider before tendering your original notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2018.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus also contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Investor Relations

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510-2191

(757) 629-2861

In order to obtain timely delivery of such materials, you must request the information described above from us no later than five (5) business days prior to the expiration of the applicable exchange offer.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the applicable exchange offer.

i

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, contains “forward-looking statements” that may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. Forward-looking statements reflect our good-faith evaluation of information available at the time the forward-looking statements were made. However, such statements are dependent on and, therefore, can be influenced by a number of external variables over which we have little or no control, including: transportation of hazardous materials as a common carrier by rail; acts of terrorism or war; general economic conditions, including, but not limited to, fluctuation and competition within the industries of our customers; competition and consolidation within the transportation industry; the operations of carriers with which we interchange; disruptions to our technology infrastructure, including computer systems; labor difficulties, including strikes and work stoppages; commercial, operating, environmental, and climate change legislative and regulatory developments; results of litigation; natural events such as severe weather, hurricanes, and floods; unpredictable demand for rail services; fluctuation in supplies and prices of key materials, in particular diesel fuel; volatility in energy prices; and changes in securities and capital markets. For a discussion of significant risk factors applicable to us, see Part I, Item 1A, “Risk Factors,” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for our 2017 fiscal year (the “Fiscal 2017 Form 10-K”), which is incorporated by reference in this prospectus. See “Where You Can Find More Information.” For a discussion of significant risk factors applicable to the exchange notes and the exchange offers, see “Risk Factors” beginning on page 12 of this prospectus. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows certain issuers, including us, to “incorporate by reference” information into a prospectus such as this one, which means that we can disclose important information about us by referring you to those documents that are considered part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the documents set forth below, provided, however, that we are not incorporating any information furnished rather than filed in accordance with SEC rules, including Items 2.02 and 7.01 in any Current Report on Form 8-K or Form 8-K/A:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 21, 2018;

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2018, January 23, 2018, January 24, 2018 (Item 8.01 and Exhibit 99.3 in Item 9.01), February 15, 2018, February 28, 2018 and March 19, 2018; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus but before each of the exchange offers expires or is otherwise terminated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, prospectuses, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us at http://www.sec.gov. You may also read and copy these documents at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Information about Norfolk Southern is also available to the public from our website at http://www.nscorp.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the SEC. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Investor Relations

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510-2191

(757) 629-2861

In order to obtain timely delivery of such materials, you must request the information described above from us no later than five (5) business days prior to the expiration of the applicable exchange offer.

iii

SUMMARY

The following is a summary of the more detailed information contained in or incorporated by reference into this prospectus. It does not contain all of the information that may be important to you. Before participating in an exchange offer, you should read this prospectus in its entirety and the documents to which we have referred you, especially the risks of participating in an exchange offer discussed under “Risk Factors,” and the risks relating to the Company which are set forth in Part I, Item 1A, “Risk Factors” as well as Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Fiscal 2017 Form 10-K, which is incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.” As used in this prospectus, unless otherwise indicated, “Norfolk Southern”, the “Company”, “we”, “our” and “us” are used interchangeably to refer to Norfolk Southern Corporation or to Norfolk Southern Corporation and its consolidated subsidiaries, as appropriate to the context.

Our Company

Norfolk Southern Corporation is a Norfolk, Virginia based company that owns a major freight railroad, Norfolk Southern Railway Company (“NSR”). We are primarily engaged in the rail transportation of raw materials, intermediate products and finished goods primarily in the Southeast, East and Midwest and, via interchange with other rail carriers, to and from the rest of the United States. We also transport overseas freight through several Atlantic and Gulf Coast ports. We offer the most extensive intermodal network in the eastern half of the United States. The common stock of Norfolk Southern is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NSC.”

Our executive offices are located at Three Commercial Place, Norfolk, Virginia 23510-2191, and our telephone number is (757) 629-2600.

Summary of the Exchange Offers

On August 15, 2017, in connection with private exchange offers, we issued $749,994,000 aggregate principal amount of 4.050% Notes due 2052. On November 16, 2017, in connection with private exchange offers, we issued $749,997,000 aggregate principal amount of 3.942% Notes due 2047. As part of each issuance, we entered into a registration rights agreement with the applicable dealer manager(s) of the private exchange offers, dated as of August 15, 2017 and November 16, 2017, respectively, in which we agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for each series of the original notes. Below is a summary of the exchange offers.

Securities offered:

(1) 4.050% Notes due 2052	$749,994,000 aggregate principal amount of 4.050% Notes due 2052 that have been registered under the Securities Act (the “4.050% exchange notes”). The form and terms of the 4.050% exchange notes are identical in all material respects to those of the 4.050% original notes except that the 4.050% exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the 4.050% original notes do not apply to the 4.050% exchange notes.

(2) 3.942% Notes due 2047	$749,997,000 aggregate principal amount of 3.942% Notes due 2047 that have been registered under the Securities Act (the “3.942% exchange notes”). The form and terms of the 3.942% exchange notes are identical in all material respects to those of the 3.942% original notes except that the 3.942% exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the 3.942% original notes do not apply to the 3.942% exchange notes.

Exchange offer for the 4.050% original notes	We are offering to exchange up to $749,994,000 principal amount of our outstanding 4.050% original notes for a like principal amount of the 4.050% exchange notes. You may tender 4.050% original notes only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We will issue 4.050% exchange notes promptly after the expiration of the exchange offer for the 4.050% original notes. In order to be exchanged, a 4.050% original note must be properly tendered and accepted. All 4.050% original notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, there is $749,994,000 aggregate principal amount of 4.050% original notes outstanding. The $749,994,000 aggregate principal amount of 4.050% original notes were issued under an indenture dated August 15, 2017.

Exchange offer for the 3.942% original notes

We are offering to exchange up to $749,997,000 principal amount of the outstanding 3.942% original notes for a like principal amount of the 3.942% exchange notes. You may tender 3.942% original notes only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We will issue 3.942% exchange notes promptly after the expiration of the exchange offer for the 3.942% original notes. In order to be exchanged, a 3.942% original note must be properly tendered and accepted. All 3.942% original notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, there is $749,997,000 aggregate principal amount of 3.942% original notes outstanding. The $749,997,000 aggregate principal amount of 3.942% original notes were issued under an indenture dated November 16, 2017.

Expiration date; Tenders	Each exchange offer will expire at 5:00 p.m., New York City time, on May 23, 2018, which is the thirtieth calendar day of the offering period, unless we extend the period of time during which that exchange offer is open. In the event of any material change in an exchange offer, we will extend the period of time during which that exchange offer is open if necessary so that at least five (5) business days remain in that exchange offer period following notice of the material change. By tendering your original notes, you represent that:

•	you are neither our “affiliate” (as defined in Rule 405 under the Securities Act) nor a broker-dealer tendering original notes acquired directly from us for your own account;

•	any exchange notes you receive for your original notes (the “corresponding exchange notes”) in the applicable exchange offer are being acquired by you in the ordinary course of business;

•	at the time of commencement of the applicable exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you has any arrangement or understanding with any person to participate in the “distribution,” as defined in the Securities Act, of the original notes or the exchange notes in violation of the Securities Act;

•	you are not engaged in, and do not intend to engage in, the “distribution,” as defined in the Securities Act, of your original notes or the corresponding exchange notes; and

•	if you are a broker-dealer receiving the exchange notes for your own account in exchange for the corresponding original notes that you acquired as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the exchange notes that you receive. For further information regarding resales of the exchange notes by broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued interest on the exchange notes and original notes

The 4.050% exchange notes will bear interest from February 15, 2018, which is the most recent date to which interest will have been paid on the 4.050% original notes. The 3.942% exchange notes will bear interest from May 1, 2018, which is the most recent date to which interest will have been paid on the 3.942% original notes. If your original notes are accepted for exchange, you will receive interest on the corresponding exchange notes and not on the original notes, provided that you will receive interest on your original notes and not the corresponding exchange notes if and to the extent the record date for such interest payment occurs prior to completion of the applicable exchange offer. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to each exchange offer	Each exchange offer is subject to customary conditions. Neither exchange offer is dependent or conditioned upon the completion of the other exchange offer. If we materially change the terms of an exchange offer, we will resolicit tenders of the applicable original notes and extend that exchange offer period if necessary so that at least five (5) business days remain in the applicable exchange offer period following notice of any such material change. See “The Exchange Offers—Conditions to each Exchange Offer” for more information regarding conditions to each of the exchange offers.

Procedures for tendering original notes	A tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

•	if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. See “The Exchange Offers—Procedures for Tendering.”

Special procedures for beneficial holders	If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer for those notes, you should promptly contact the person in whose name your original notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offers—Procedures for Tendering.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offers—Withdrawal Rights.”

Acceptance of original notes and delivery of exchange notes

Subject to the conditions stated under the heading “The Exchange Offers—Conditions to each Exchange Offer”, we will accept for exchange any and all original notes which are properly tendered in the exchange offer and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange

Offers—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

Material U.S. federal tax consequences	Your exchange of original notes for exchange notes pursuant to the applicable exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Regulatory requirements	Following the effectiveness of the registration statement covering the exchange offers with the SEC, no other material federal regulatory requirement must be complied with in connection with the exchange offers.

Exchange agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offers. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offers—Exchange Agent.”

Use of proceeds; expenses	We will not receive any proceeds from the issuance of exchange notes in the exchange offers. We have agreed to pay all expenses incidental to the exchange offers other than underwriting discounts and commissions and concessions and transfer taxes, if any, relating to the sale or disposition of any original notes by a holder of the original notes, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Resales	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

•	you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.

If you are an affiliate of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale, unless the resale is made pursuant to an exemption from those requirements.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in an exchange offer. Furthermore, any broker-dealer that acquired any original notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling note holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

As a condition to participation in an exchange offer, each holder of applicable original notes will be required to represent that it is not our affiliate or a broker-dealer that acquired the original notes directly from us.

Consequences of not exchanging original notes	If you do not exchange your original notes in the applicable exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will generally retain no rights under the registration rights agreement. We currently do not intend to register any original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders who are not permitted to participate in an exchange offer for its original notes or who may not freely sell exchange notes received in the applicable exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offers—Consequences of Exchanging or Failing to Exchange the Original Notes,” “The Exchange Offers—Registration Rights Agreement Relating to 4.050% Original Notes”

and “The Exchange Offers—Registration Rights Agreement Relating to 3.942% Original Notes.”

Risk factors	See Part I, Item 1A, “Risk Factors,” as well as Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Fiscal 2017 Form 10-K, which is incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.” For a discussion of significant risk factors applicable to the exchange notes and the exchange offers, see “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should consider carefully before deciding to participate in an exchange offer.

Summary of the Terms of the 4.050% Exchange Notes

The following is a summary of the terms of the 4.050% exchange notes. The form and terms of the 4.050% exchange notes are identical in all material respects to those of the 4.050% original notes except that the 4.050% exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the 4.050% original notes do not apply to the 4.050% exchange notes. The 4.050% exchange notes will evidence the same debt as the 4.050% original notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the 4.050% exchange notes, see “Description of 4.050% Exchange Notes.”

Issuer	Norfolk Southern Corporation.

Securities offered	$749,994,000 aggregate principal amount of 4.050% Notes due 2052.

Maturity	August 15, 2052.

Interest	Interest will accrue on the 4.050% exchange notes from February 15, 2018, which is the most recent date to which interest will have been paid on the 4.050% original notes, at the rate of 4.050% per annum, and will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2018. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The 4.050% exchange notes will be direct, unsecured and unsubordinated obligations of Norfolk Southern and will rank equally in right of payment with each other and with all of Norfolk Southern’s other existing and future unsecured and unsubordinated indebtedness. The 4.050% exchange notes will be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries, to the interest of existing and future holders of preferred stock of our subsidiaries and to any of our existing and future secured indebtedness.

Optional Redemption	We may redeem some or all of the 4.050% exchange notes, in whole or in part, at any time or from time to time, at the redemption prices set forth in the indenture for the 4.050% exchange notes, as summarized in this prospectus. See “Description of 4.050% Exchange Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a Change of Control Repurchase Event (as defined herein), each holder of 4.050% exchange notes may require us to repurchase all or a portion of such holder’s 4.050% exchange notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued interest to the repurchase date. See “Description of 4.050% Exchange Notes—Change of Control Repurchase Event.”

Certain covenants	The indenture governing the 4.050% exchange notes contains covenants that, among other things, limit our ability, with certain exceptions, to:

•	create liens on the stock or debt of NSR;

•	incur Funded Debt (as defined herein); and

•	consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, another person.

Summary of the Terms of the 3.942% Exchange Notes

The following is a summary of the terms of the 3.942% exchange notes. The form and terms of the 3.942% exchange notes are identical in all material respects to those of the 3.942% original notes except that the 3.942% exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the 3.942% original notes do not apply to the 3.942% exchange notes. The 3.942% exchange notes will evidence the same debt as the 3.942% original notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the 3.942% exchange notes, see the section of this prospectus entitled “Description of 3.942% Exchange Notes.”

Issuer	Norfolk Southern Corporation.

Securities offered	$749,997,000 aggregate principal amount of 3.942% Notes due 2047.

Maturity	November 1, 2047.

Interest	Interest will accrue on the 3.942% exchange notes from May 1, 2018, which is the most recent date to which interest will have been paid on the 3.942% original notes, at the rate of 3.942% per annum, and will be payable in cash semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2018. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The 3.942% exchange notes will be direct, unsecured and unsubordinated obligations of Norfolk Southern and will rank equally in right of payment with each other and with all of Norfolk Southern’s other existing and future unsecured and unsubordinated indebtedness. The 3.942% exchange notes will be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries, to the interest of existing and future holders of preferred stock of our subsidiaries and to any of our existing and future secured indebtedness.

Optional Redemption	We may redeem some or all of the 3.942% exchange notes, in whole or in part, at any time or from time to time, at the redemption prices set forth in the indenture for the 3.942% exchange notes, as summarized in this prospectus. See “Description of 3.942% Exchange Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a Change of Control Repurchase Event, each holder of 3.942% exchange notes may require us to repurchase all or a portion of such holder’s 3.942% exchange notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued interest to the repurchase date. See “Description of 3.942% Exchange Notes—Change of Control Repurchase Event.”

Certain covenants	The indenture governing the 3.942% exchange notes contains covenants that, among other things, limit our ability, with certain exceptions, to:

•	create liens on the stock or debt of NSR;

•	incur Funded Debt; and

•	consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, another person.

RISK FACTORS

Before making any investment decision, including whether to participate in an exchange offer, you should carefully consider the risk factors below as well as the risk factors discussed in Part I, Item 1A, “Risk Factors,” as well as Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Fiscal 2017 Form 10-K, which is incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.” Based on the information currently known to us, we believe that the following information identifies all known material risk factors relating to the exchange notes and affecting the exchange offers. However, the risks and uncertainties are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the following risk factors may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to the Exchange Notes

We may not be able to repurchase the exchange notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of 4.050% Exchange Notes—Change of Control Repurchase Event” and in “Description of 3.942% Exchange Notes—Change of Control Repurchase Event”), each holder of exchange notes will have the right to require us to repurchase all or any part of such holder’s exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a Change of Control Repurchase Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the exchange notes. Furthermore, debt agreements to which we are a party at such time may contain restrictions and provisions limiting our ability to repurchase the exchange notes, and our ability to repurchase the exchange notes may also be limited by law. Our failure to repurchase the exchange notes as required under the indentures governing the exchange notes would result in a default under such indentures, which could have material adverse consequences to us and the holders of the exchange notes.

The Change of Control Repurchase Event provisions applicable to the exchange notes provide only limited protection.

The definition of the term “Change of Control Repurchase Event” is limited and does not cover a variety of transactions (such as acquisitions by us and recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the exchange notes. A Change of Control under the indentures governing the exchange notes may only occur if there is a change in the controlling interest in our business. For a Change of Control Repurchase Event to occur, there must be not only a Change of Control as defined in the indentures, but also a ratings downgrade to below investment grade resulting therefrom. If we were to enter into a significant corporate transaction that negatively affects the value of the exchange notes, but would not result in a Change of Control Repurchase Event, you would not have any rights to require us to repurchase the exchange notes prior to their maturity and may be required to hold the exchange notes despite the occurrence of such a transaction, which could materially and adversely affect your investment.

As with the original notes, claims of holders of the exchange notes will be structurally subordinated to those of creditors and any preferred equity holders of our subsidiaries.

We are a holding company, and we conduct substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are from external financings, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries largely depends upon each subsidiary’s earnings and operating capital requirements. The ability of our subsidiaries to make any payments to us will depend upon the terms of any credit facilities or other debt instruments of the subsidiaries, upon the subsidiaries’ earnings, business and tax considerations and legal restrictions.

As a result of our holding company structure, the original notes and the exchange notes effectively rank junior to all existing and future debt, trade payables and other liabilities, and preferred equity of our subsidiaries. Our right and the right of our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders, except to the extent that we may ourselves be a creditor of such a subsidiary.

As of December 31, 2017, total liabilities (other than intercompany liabilities) of our railroad subsidiaries was approximately $10.2 billion and total debt of our railroad subsidiaries was approximately $605 million.

There is no current public market for the exchange notes, and a market may not develop.

The exchange notes are new issues of securities for which there is currently no public trading market. We do not intend to list the exchange notes on any national securities exchange and cannot guarantee:

•	the liquidity of any market that may develop for the exchange notes;

•	your ability to sell the exchange notes; or

•	the price at which you might be able to sell the exchange notes.

Liquidity of any market for the exchange notes and future trading prices of the exchange notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The dealer managers for the original notes have advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so and may cease any market-making at any time without notice.

Risks Relating to the Exchange Offers

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes pursuant to the exchange offers, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register any original notes under the Securities Act. After the exchange offer for a series of original notes is consummated, the trading market for the remaining untendered original notes of that series may be small and inactive. Consequently, you may find it difficult to sell any original notes of that series you continue to hold or to sell such original notes at the price you desire because there will be fewer original notes of that series outstanding.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in an exchange offer for the purpose of participating in a distribution of the corresponding exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the corresponding exchange notes it receives in exchange for original notes in the applicable exchange offer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the exchange offer procedures described in this prospectus under the heading “The Exchange Offers.” Therefore, holders of original notes who wish to exchange their original notes for exchange notes should allow sufficient time for timely completion of the exchange offer procedures. Neither we nor the exchange agent are obligated to extend an exchange offer or notify you of any failure to follow the proper exchange offer procedures.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

When we completed the issuance of the 4.050% original notes on August 15, 2017, and when we completed the issuance of the 3.942% original notes on November 16, 2017, we entered into registration rights agreements with the applicable dealer managers of the private exchange offers. Under each registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer within 180 days of the issue date of the original notes. We also agreed to use all commercially reasonable efforts to cause the registration statement to become effective with the SEC within 270 days of the issue date of the applicable original notes and to consummate that exchange offer within 30 days after the registration statement is declared effective. Each registration rights agreement provides that we will be required to pay additional interest to the holders of the applicable original notes if we fail to comply with such filing, effectiveness and offer consummation requirements. See “—Registration Rights Agreement Relating to 4.050% Original Notes” and “—Registration Rights Agreement Relating to 3.942% Original Notes” below for additional information.

The exchange offers are not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement relating to the 4.050% original notes has been filed as an exhibit to the Current Report on Form 8-K (Items 1.01, 2.03 and 9.01) we filed with the SEC on August 15, 2017, and is available from us upon request. A copy of the registration rights agreement relating to the 3.942% original notes has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on November 16, 2017, and is available from us upon request. See “Where You Can Find More Information.”

Terms of each Exchange Offer

Upon the terms and conditions described in this prospectus and in the accompanying letters of transmittal, which together constitute the exchange offers, in each exchange offer, we will accept for exchange the applicable original notes that are properly tendered before 5:00 p.m., New York City time, on the expiration date and not validly withdrawn as permitted below. We will issue a like principal amount of corresponding exchange notes in exchange for the principal amount of the original notes tendered under each exchange offer. As used in this prospectus, the term “expiration date” means May 23, 2018. However, if we have extended the period of time for which an exchange offer is open, the term “expiration date” with respect to that exchange offer means the latest date to which we extend that exchange offer.

As of the date of this prospectus, $749,994,000 aggregate principal amount of the 4.050% original notes is outstanding and $749,997,000 aggregate principal amount of the 3.942% original notes is outstanding. The 4.050% original notes were issued under an indenture dated August 15, 2017, and the 3.942% original notes were issued under an indenture dated November 16, 2017. This prospectus, together with the letters of transmittal, is first being sent on or about April 23, 2018, to all holders of original notes known to us. Our obligation to accept original notes for exchange in each exchange offer is subject to the conditions described below under the heading “—Conditions to each Exchange Offer.” We reserve the right to extend the period of time during which an exchange offer is open. We may elect to extend an exchange offer period if less than 100% of the original notes subject to the applicable exchange offer are tendered or if any condition to consummation of that exchange offer has not been satisfied as of the expiration date and it is likely that such condition will be satisfied after that date. In addition, in the event of any material change in an exchange offer, we will extend the period of time during which that exchange offer is open if necessary so that at least five (5) business days remain in the offering period following notice of the material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any original notes subject to the applicable exchange offer by giving oral or written notice of the extension to the holders of original notes as described below. During any extension period for an exchange offer, all original notes previously tendered in that exchange offer will remain subject to that exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange in that exchange offer will be returned to the tendering holder promptly after the expiration or termination of that exchange offer.

Original notes tendered in an exchange offer must be in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No dissenter’s rights of appraisal exist with respect to an exchange offer.

We reserve the right to amend or terminate one or both exchange offers, and to decline to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of an exchange offer specified below under the heading “—Conditions to each Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the applicable original notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Procedures for Tendering

Except as described below, a tendering holder must, on or prior to 5:00 p.m., New York City time, on the expiration date for the applicable exchange offer:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to U.S. Bank National Association, as the exchange agent, at the address listed below under the heading “—Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “—Exchange Agent.”

In addition:

•	the exchange agent must receive, on or before 5:00 p.m., New York City time, on the expiration date for the applicable exchange offer, certificates for the applicable original notes, if any; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of the applicable original notes into the exchange agent’s account at The Depository Trust Company, or DTC, the book-entry transfer facility.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to anyone other than the exchange agent.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of original notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form or procedures applicable to the tender of any particular original note prior to the expiration date for the applicable exchange offer. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we nor the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes or incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a certificate of the original notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things:

•	the holder is not an “affiliate” of ours (as defined in Rule 405 under the Securities Act) or a “broker-dealer” (within the meaning of the Securities Act) tendering original notes acquired directly from us for its own account;

•	the corresponding exchange notes are being acquired in the ordinary course of business of the person receiving the corresponding exchange notes, whether or not that person is the holder or a nominee; and

•	neither the holder nor the holder’s nominee, if any, has any arrangement or understanding with any person to participate in the “distribution” (within the meaning of the Securities Act) of the corresponding exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the corresponding exchange notes.

However, any holder of original notes who (i) is our “affiliate” (within the meaning of the Securities Act), (ii) intends to participate in an exchange offer for the purpose of distributing the corresponding exchange notes, (iii) is a broker-dealer that acquired original notes in a transaction other than as part of its trading or market-making activities, or (iv) has arranged or has an understanding with any person to participate in the distribution of the corresponding exchange notes: (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the applicable no-action letters; (2) will not be able to tender its original notes in the applicable exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the corresponding original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to an exchange offer, we will accept, promptly after the expiration date, all original notes subject to that exchange offer that are properly tendered. We will issue the corresponding exchange notes promptly after acceptance of the applicable original notes. See “—Conditions to each Exchange Offer” below. For purposes of an exchange offer, we will be deemed to have accepted properly tendered applicable original notes for exchange when, as and if we have given oral or written notice of such acceptance to the exchange agent, with prompt written confirmation of any oral notice.

For each original note accepted for exchange, the holder of the original note will receive a corresponding exchange note having a principal amount equal to that of the surrendered original note. The 4.050% exchange notes will bear interest from February 15, 2018, which is the most recent date to which interest will have been paid on the 4.050% original notes. The 3.942% exchange notes will bear interest from May 1, 2018, which is the most recent date to which interest will have been paid on the 3.942% original notes. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the applicable exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the applicable exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly.

Book-Entry Transfer

The exchange agent will make a request to establish an account for each series of the original notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the applicable exchange agent’s account at DTC in accordance with

DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in an exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed below under the heading “—Exchange Agent” on or prior to 5:00 p.m., New York City time, on the expiration date for that exchange offer.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the applicable exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the applicable exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Withdrawal Rights

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under the heading “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date for the applicable exchange offer. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the series, the certificate number or numbers and the principal amount of the original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his or her election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the corresponding original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under the heading “—Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date for the applicable exchange offer.

Conditions to each Exchange Offer

Notwithstanding any other provision of each exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any corresponding original notes, and may terminate or amend the applicable exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date for that exchange offer any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with that exchange offer; or

•	that exchange offer or the making of any exchange by a holder of the applicable original notes would violate applicable law or any applicable interpretation of the staff of the SEC.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Neither exchange offer is dependent or conditioned upon the completion of the other exchange offer.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offers. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

Delivery To:

U.S. Bank National Association

By Hand, Registered or Certified Mail, or Overnight Courier:

U.S. Bank National Association

Corporate Trust Services

111 Filmore Avenue

St. Paul, MN 55107-1402

Attn: Specialized Finance

For Information Call:

(800) 934-6802

By Facsimile Transmission

(for eligible Institutions only):

Attn: Specialized Finance

(651) 466-7367

Confirm by Telephone:

(800) 934-6802

All other questions should be addressed to Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, Attention: Investor Relations. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed to pay all expenses incidental to the exchange offers other than commissions and concessions of any broker or dealer and will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out-of-pocket expenses for the exchange agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of original notes in the exchange offers unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the applicable exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of original notes who do not exchange their original notes for exchange notes in the exchange offers will continue to be subject to the provisions in the applicable indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered, sold or otherwise transferred, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offers will no longer have any registration rights with respect to such notes.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the applicable exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of applicable exchange notes, as set forth above under the heading “—Procedures for Tendering”. However, any holder of original notes who (i) is our “affiliate” (within the meaning of the Securities Act), (ii)    intends to participate in an exchange offer for the purpose of distributing the corresponding exchange notes, (iii) is a broker-dealer that acquired original notes in a transaction other than as part of its trading or market-making activities, or (iv) has arranged or has an understanding with any person to participate in the distribution of the corresponding exchange notes:

(1) will not be able to rely on the interpretation by the staff of the SEC set forth in the applicable no-action letters; (2) will not be able to tender its original notes in the applicable exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offers and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreement Relating to 4.050% Original Notes

The following description is a summary of the material provisions of the registration rights agreement relating to the 4.050% original notes. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the 4.050% original notes. A copy of the registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K (Items 1.01, 2.03 and 9.01) we filed with the SEC on August 15, 2017 and is available from us upon request. See “Where You Can Find More Information.”

On August 15, 2017, we and the dealer managers of the private exchange offers relating to the 4.050% original notes entered into the registration rights agreement. Pursuant to the registration rights agreement, we agreed to conduct a registered exchange offer (a “Registered Exchange Offer”), whereby holders of 4.050% original notes, subject to certain conditions and exceptions, could exchange their 4.050% original notes for a like aggregate principal amount of substantially identical exchange notes. We agreed to file with the SEC the Exchange Offer Registration Statement with respect to the 4.050% exchange notes. Upon the effectiveness of this Exchange Offer Registration Statement, of which this prospectus is a part (the “Exchange Offer Registration Statement”), we will offer to the holders of the 4.050% original notes pursuant to the Registered Exchange Offer who are able to make certain representations the opportunity to exchange their 4.050% original notes for 4.050% exchange notes.

If, with respect to a Registered Exchange Offer for the 4.050% original notes, either: (1) we are not required to file the Exchange Offer Registration Statement or permitted to consummate the exchange offer for the 4.050% original notes, in each case, because the exchange offer for the 4.050% original notes is not permitted by applicable law or SEC policy; or (2) any holder of 4.050% original notes notifies us after commencement of the exchange offer for the 4.050% original notes and prior to the 20th business day following consummation of the exchange offer for the 4.050% original notes that: (i) it is prohibited by law or SEC policy from participating in the exchange offer for the 4.050% original notes, (ii) it may not resell the exchange notes acquired by it in the exchange offer for the 4.050% original notes to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales, or (iii) it is a broker-dealer and owns 4.050% original notes acquired directly from us or an affiliate of ours; then we will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the 4.050% original notes by the holders of the 4.050% original notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

We agreed to file the Exchange Offer Registration Statement with the SEC within 180 days of the issue date of the 4.050% original notes and use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 270 days after the issue date of the 4.050% original notes. Unless the exchange offer for the 4.050% original notes would not be permitted by applicable law or SEC policy, we agreed to (a) commence the exchange offer for the 4.050% original notes, and (b) use all commercially reasonable efforts to issue on or prior to 30 days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement is declared effective by the SEC, the applicable exchange notes in exchange for all of the applicable 4.050% original notes tendered prior thereto in the exchange offer for the 4.050% original notes. If obligated to file the Shelf Registration Statement, we will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration Statement to become effective under the Securities Act on or prior to 90 days after such obligation arises.

We will pay additional interest to each holder of the applicable original notes if: (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; (2) any of such registration statements is not declared effective by the SEC or has not become effective under the Securities Act on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); (3) we fail to consummate the exchange offer for the 4.050% original notes within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective or becomes effective but thereafter ceases to be effective or usable in connection with resales of 4.050% original notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”).

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, additional interest will be paid in an amount equal to 0.25% per annum of the principal amount of the 4.050% original notes. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 0.50% per annum of the principal amount of the 4.050% original notes.

All accrued additional interest will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of definitive original notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of the 4.050% original notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer for the 4.050% original notes and will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have their original notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By including the applicable original notes in the Shelf Registration Statement, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of the 4.050% original notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

Registration Rights Agreement Relating to 3.942% Original Notes

The following description is a summary of the material provisions of the registration rights agreement relating to the 3.942% original notes. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the 3.942% original notes. A copy of the registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on November 16, 2017 and is available from us upon request. See “Where You Can Find More Information.”

On November 16, 2017, we and the dealer manager of the private exchange offers relating to the 3.942% original notes entered into the registration rights agreement. Pursuant to the registration rights agreement, we agreed to conduct a Registered Exchange Offer whereby holders of 3.942% original notes, subject to certain conditions and exceptions, could exchange their 3.942% original notes for a like aggregate principal amount of substantially identical exchange notes. We agreed to file with the SEC the Exchange Offer Registration Statement with respect to the 3.942% exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, of which this prospectus is a part, we will offer to the holders of the 3.942% original notes pursuant to the Registered Exchange Offer who are able to make certain representations the opportunity to exchange their 3.942% original notes for 3.942% exchange notes.

If, with respect to a Registered Exchange Offer for the 3.942% original notes, either: (1) we are not required to file the Exchange Offer Registration Statement or permitted to consummate the exchange offer for the 3.942% original notes, in each case, because the exchange offer for the 3.942% original notes is not permitted by applicable law or SEC policy; or (2) any holder of 3.942% original notes notifies us after commencement of the exchange offer for the 3.942% original notes and prior to the 20th business day following consummation of the exchange offer for the 3.942% original notes that: (i) it is prohibited by law or SEC policy from participating in the exchange offer for the 3.942% original notes, (ii) it may not resell the exchange notes acquired by it in the exchange offer for the 3.942% original notes to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales, or (iii) it is a broker-dealer and owns 3.942% original notes acquired directly from us or an affiliate of ours; then we will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the 3.942% original notes by the holders of the 3.942% original notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

We agreed to file the Exchange Offer Registration Statement with the SEC within 180 days of the issue date of the 3.942% original notes and use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 270 days after the issue date of the 3.942% original notes. Unless the exchange offer for the 3.942% original notes would not be permitted by applicable law or SEC policy, we agreed to (a) commence the exchange offer for the 3.942% original notes, and (b) use all commercially reasonable efforts to issue on or prior to 30 days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement is declared effective by the SEC, the applicable exchange notes in exchange for all of the applicable 3.942% original notes tendered prior thereto in the exchange offer for the 3.942% original notes. If obligated to file the Shelf Registration Statement, we will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration Statement to become effective under the Securities Act on or prior to 90 days after such obligation arises.

We will pay additional interest to each holder of the applicable original notes if a Registration Default occurs.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, additional interest will be paid in an amount equal to 0.25% per annum of the principal amount of the 3.942% original notes. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 0.50% per annum of the principal amount of the 3.942% original notes.

All accrued additional interest will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of definitive original notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of the 3.942% original notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer for the 3.942% original notes and will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have their original notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By including the applicable original notes in the Shelf Registration Statement, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of the 3.942% original notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offers. In consideration for issuing exchange notes, we will receive original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and canceled.

SELECTED HISTORICAL CONSOLIDATED

FINANCIAL DATA

The following table presents our selected historical consolidated financial data. The consolidated statement of income data for each of the years in the three-year period ended December 31, 2017 and the consolidated balance sheet data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements incorporated by reference herein. The consolidated statement of income data for the years ended December 31, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from the audited consolidated financial statements not included or incorporated by reference herein.

The selected historical consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Fiscal 2017 Form 10-K, which is incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.” Our audited consolidated financial information may not be indicative of our future performance.

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
	($ in millions, except per share amounts)
Results of operations:
Railway operating revenues	$10,551	$9,888	$10,511	$11,624	$11,245
Railway operating expenses	6,965	6,814	7,627	8,049	7,988

Income from railway operations	3,586	3,074	2,884	3,575	3,257
Other income—net	92	71	103	104	233
Interest expense on debt	550	563	545	545	525

Income before income taxes	3,128	2,582	2,442	3,134	2,965
Income taxes	(2,276)	914	886	1,134	1,055

Net income	$5,404	$1,668	$1,556	$2,000	$1,910

Per share data:
Net income—basic	$18.76	$5.66	$5.13	$6.44	$6.10
—diluted	$18.61	$5.62	$5.10	$6.39	$6.04
Dividends	$2.44	$2.36	$2.36	$2.22	$2.04
Stockholders’ equity at year end	$57.57	$42.73	$40.93	$40.26	$36.55

Financial position:
Total assets	$35,711	$34,892	$34,139	$33,033	$32,259
Total debt	$9,836	$10,212	$10,093	$8,985	$9,404
Stockholders’ equity	$16,359	$12,409	$12,188	$12,048	$11,289

Other:
Property additions	$1,723	$1,887	$2,385	$2,118	$1,971
Average number of shares outstanding (thousands)	287,861	293,943	301,873	309,367	311,916
Number of stockholders at year end	25,737	27,288	28,443	29,575	30,990
Average number of employees:
Rail	26,955	27,856	30,057	29,063	29,698
Nonrail	155	188	399	419	405

Total	27,110	28,044	30,456	29,482	30,103

Note: In 2017, as a result of the enactment of tax reform, “Railway operating expenses” includes a $151 million benefit and “Income taxes” includes a $3,331 million benefit, which added $3,482 million to “Net income” and

$12.00 to “Diluted earnings per share.”

DESCRIPTION OF 4.050% EXCHANGE NOTES

The 4.050% exchange notes will be issued under an indenture (the “4.050% exchange notes indenture”), dated as of August 15, 2017, between us and U.S. Bank National Association, as trustee (the “Trustee”). The 4.050% exchange notes indenture contains provisions that define your rights under the 4.050% exchange notes and governs our obligations under the 4.050% exchange notes. The indenture provides for the issuance of the 4.050% exchange notes and sets forth the duties of the Trustee. The following description is only a summary of certain provisions of the 4.050% exchange notes indenture and the 4.050% exchange notes, and is qualified in its entirety by reference to the provisions of the 4.050% exchange notes indenture and the 4.050% exchange notes, including the definitions therein of certain terms. The terms of the 4.050% exchange notes will include those stated in the 4.050% exchange notes indenture and those made part of the 4.050% exchange notes indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the 4.050% exchange notes indenture has been filed as an exhibit to the Current Report on Form 8-K (Items 1.01, 2.03 and 9.01) we filed with the SEC on August 15, 2017 and is available from us upon request. See “Where You Can Find More Information.” We urge you to read the 4.050% exchange notes indenture (including the form of the 4.050% exchange note) because it, and not this description, defines your rights as a holder of 4.050% exchange notes. Certain defined terms used in this description but not defined below have the meanings assigned to them in the 4.050% exchange notes indenture.

The registered holder of a 4.050% exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the 4.050% exchange notes indenture. When used in this section, the terms “Norfolk Southern,” “the Company,” “we,” “our” and “us” refer solely to Norfolk Southern Corporation and do not, unless otherwise specified, include our consolidated subsidiaries.

General

The 4.050% exchange notes will be issued in fully registered, global form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will mature on August 15, 2052, unless earlier redeemed.

We may, from time to time, without notice to or the consent of the holders of the debt securities of the series of which the 4.050% original notes and the 4.050% exchange notes form a part (collectively, the “outstanding 4.050% notes”), create and issue additional notes ranking pari passu in all respects with the outstanding 4.050% notes and having the same terms as to status, redemption or otherwise as the outstanding 4.050% notes (except for the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes) so that such additional notes may be consolidated and form a single series of debt securities with the outstanding 4.050% notes. Any such additional notes will vote and act together as a single class with the outstanding 4.050% notes under the 4.050% exchange notes indenture.

The 4.050% exchange notes will bear interest from February 15, 2018, at a rate per annum of 4.050%, payable semiannually in arrears on February 15 and August 15 of each year, commencing on August 15, 2018 (the “4.050% exchange notes interest payment dates”), to the persons in whose names the 4.050% exchange notes are registered at the close of business on the immediately preceding February 1 and August 1, respectively, whether or not that day is a business day (the “4.050% exchange notes record dates”).

If any 4.050% exchange notes interest payment date, redemption date or the maturity date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such 4.050% exchange notes interest payment date, redemption date or the maturity date, as the case may be. “Business Day” means any day, other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close. There will be no sinking fund payments for the 4.050% exchange notes.

Other than the provisions of the 4.050% exchange notes indenture described below relating to limitation on liens, limitations on funded debt and the change of control repurchase event, the 4.050% exchange notes indenture and the 4.050% exchange notes will not contain any provisions that may afford you protection in the event of a highly leveraged transaction or other transaction that may occur in connection with a change of control of Norfolk Southern or any of its subsidiaries.

Ranking

The 4.050% exchange notes will be our direct, unsecured unsubordinated obligations and will rank equally in right of payment with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. Because we are a holding company, the 4.050% exchange notes effectively will rank junior to all liabilities and preferred equity of our subsidiaries. As of December 31, 2017, total liabilities (other than intercompany liabilities) of our railroad subsidiaries were approximately $10.2 billion and total debt of our railroad subsidiaries was approximately $605 million.

Optional Redemption

The 4.050% exchange notes will be redeemable in whole or in part, at our option at any time, as described below.

If the 4.050% exchange notes are redeemed prior to February 15, 2052, the redemption price for the 4.050% exchange notes to be redeemed will be equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 4.050% exchange notes to be redeemed, to and including February 15, 2052 (exclusive of interest accrued to, but not including, the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 20 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

If the 4.050% exchange notes are redeemed on or after February 15, 2052, the redemption price for the 4.050% exchange notes to be redeemed will equal 100% of the principal amount of such 4.050% exchange notes, plus accrued and unpaid interest to, but not including, the redemption date.

For purposes of this optional redemption provision:

“Treasury Yield” means, with respect to any redemption date, (1) the yield under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 15, 2052, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Yield will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity most comparable to February 15, 2052 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity comparable to the remaining term of the 4.050% exchange notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC and (ii) two other primary U.S. Government securities dealers in New York, New York (“Primary Treasury Dealers”) appointed by the Company and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer or otherwise fails to provide a Reference Treasury Dealer Quotation, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means a quotation for a Comparable Treasury Issue provided by a Reference Treasury Dealer.

Certain Covenants

The 4.050% exchange notes indenture contains the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the 4.050% exchange notes or any of the 4.050% original notes are outstanding.

Limitation on Liens

The 4.050% exchange notes indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, other than a Purchase Money Lien, upon any stock or indebtedness, whether owned on the date the outstanding 4.050% notes were first issued or thereafter acquired, of the Principal Subsidiary, to secure any Obligation (other than the outstanding 4.050% notes) of the Company, any Subsidiary or any other Person, without in any such case making effective provision whereby all of the outstanding 4.050% notes are secured equally and ratably with such Obligation. This limitation will not apply to any mortgage, pledge, lien, encumbrance, charge or security interest on any stock or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary. Such limitation will not restrict any of our other property or other property of our Subsidiaries or restrict the sale by us or any Subsidiary of any stock or indebtedness of any Subsidiary.

Limitations on Funded Debt

The 4.050% exchange notes indenture provides that the Company will not permit any Restricted Subsidiary to incur, issue, guarantee or create any Funded Debt unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Funded Debt of the Restricted Subsidiaries would not exceed an amount equal to 15% of Consolidated Net Tangible Assets.

The limitation on Funded Debt will not apply to, and there will be excluded from Funded Debt in any computation under such restriction, Funded Debt secured by:

(a)	Liens on real or physical property of any corporation existing at the time such corporation becomes a Subsidiary;

(b)	Liens on real or physical property existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Company or any Restricted Subsidiary;

(c)	Liens on real or physical property acquired (or constructed) after the date of the 4.050% exchange notes indenture by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(d)	Liens in favor of the Company or any Restricted Subsidiary;

(e)	Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or the provisions of any statute;

(f)	Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

(g)	Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business;

(h)	Liens incurred (no matter when created) in connection with the Company or a Restricted Subsidiary engaging in a leveraged or single-investor lease transaction; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Company or such Restricted Subsidiary;

(i)	Liens under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens on the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(j)	Liens incurred to finance construction, alteration or repair of any real or physical property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair;

(k)	Liens incurred (no matter when created) in connection with a Securitization Transaction;

(l)	Liens on property (or any Receivable arising in connection with the lease thereof) acquired by the Company or a Restricted Subsidiary through repossession, foreclosure or like proceeding and existing at the time of the repossession, foreclosure, or like proceeding;

(m)	Liens on deposits of the Company or a Restricted Subsidiary with banks (in the aggregate, not exceeding $50 million), in accordance with customary banking practice, in connection with the providing by the Company or a Restricted Subsidiary of financial accommodations to any Person in the ordinary course of business; or

(n)	any extension, renewal, refunding or replacement of the foregoing.

The definitions set forth below apply to the foregoing limitations on Liens and Funded Debt:

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Company and Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States, less (1) all current liabilities (due within one year) as shown on such balance sheet, (2) applicable reserves, (3) investments in and advances to Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries that are consolidated on the consolidated balance sheet of the Company and its Subsidiaries, and (4) Intangible Assets and liabilities relating thereto.

“Funded Debt” means (1) any indebtedness of a Restricted Subsidiary (excluding indebtedness in favor of another Restricted Subsidiary or the Company) maturing more than 12 months after the time of computation thereof, (2) guarantees by a Restricted Subsidiary of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (3) all preferred stock of a Restricted Subsidiary and (4) all Capital Lease Obligations (as such term will be defined in the 4.050% exchange notes indenture) of a Restricted Subsidiary.

“Indebtedness” means, at any date, without duplication, (1) all obligations for borrowed money of a Restricted Subsidiary or any other indebtedness of a Restricted Subsidiary, evidenced by bonds, debentures, notes or other similar instruments and (2) Funded Debt, except such obligations and other indebtedness of a Restricted Subsidiary and Funded Debt, if any, incurred as part of a Securitization Transaction.

“Intangible Assets” means at any date, the value (net of any applicable reserves) as shown on or reflected in the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States, of: (1) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (2) organizational and development costs; (3) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, deferred interest waiver, compensation and similar items and tangible assets being amortized); and (4) unamortized debt discount and expense, less unamortized premium.

“Liens” means such pledges, mortgages, security interests and other liens, including purchase money liens, on property of the Company or any Restricted Subsidiary which secure Funded Debt.

“Obligation” means any indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Subsidiary” means Norfolk Southern Railway Company.

“Purchase Money Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any indebtedness of the Principal Subsidiary acquired after the date any outstanding 4.050% notes are first issued if such Purchase Money Lien is for the purpose of financing, and does not exceed, the cost to the Company or any Subsidiary of acquiring the indebtedness of the Principal Subsidiary and such financing is effected concurrently with, or within 180 days after, the date of such acquisition.

“Receivables” mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising, either directly or indirectly, from the financing by the Company or any Subsidiary of the Company of property or services, monies due thereunder, security interests in the property and services financed thereby and any and all other related rights.

“Restricted Subsidiary” means each Subsidiary of the Company other than Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries.

“Securitization Subsidiary” means a Subsidiary of the Company (1) which is formed for the purpose of effecting one or more Securitization Transactions and engaging in other activities reasonably related thereto and (2) as to which no portion of the Indebtedness or any other obligations (a) is guaranteed by any Restricted Subsidiary, or (b) subjects any property or assets of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any lien, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and inter-company notes and other forms of capital or credit support relating to the transfer or sale of Receivables or asset-backed securities to such Securitization Subsidiary and customarily necessary or desirable in connection with such transactions.

“Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by the Company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Subsidiary or (2) any other Person, or may grant a security interest in, any Receivables or asset-backed securities or interest therein (whether such Receivables or securities are then existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all security interests in the property or services financed thereby, the proceeds of such Receivables or asset-backed securities and any other assets which are sold in respect of which security interests are granted in connection with securitization transactions involving such assets.

“Subsidiary” means, in respect of any Person, corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock (as such term will be defined in the 4.050% exchange notes indenture) is at the time owned or controlled, directly or indirectly, by such Person, such Person and one or more Subsidiaries of such Person, or one or more Subsidiaries of such Person. Unless otherwise required by the context, Subsidiary shall refer to a Subsidiary of the Company.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely of payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case under clauses (i) or (ii) are not callable or redeemable at the action of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs with respect to the outstanding 4.050% notes, unless the Company has exercised its right to redeem the 4.050% exchange notes as described above, the Company will make an offer to each holder of the 4.050% exchange notes to repurchase all or any part (in integral multiples of

$1,000) of that holder’s 4.050% exchange notes at a repurchase price (the “repurchase price”) in cash equal to 101% of the aggregate principal amount of such 4.050% exchange notes repurchased plus any accrued and unpaid interest on the 4.050% exchange notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at the Company’s option, prior to a Change of Control, but after the public announcement of such Change of Control, the Company will mail, or cause to be mailed, a notice to each holder of the 4.050% exchange notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the 4.050% exchange notes on the payment date specified in the notice (such offer the “repurchase offer” and such date the “repurchase date”), which repurchase date will be a Business Day that is no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 4.050% exchange notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the 4.050% exchange notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the 4.050% exchange notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1) accept for payment all 4.050% exchange notes or portions of 4.050% exchange notes properly tendered pursuant to the repurchase offer;

(2) deposit with the Trustee or with such paying agent as the Trustee may designate an amount equal to the aggregate repurchase price for all 4.050% exchange notes or portions of 4.050% exchange notes properly tendered; and

(3) deliver, or cause to be delivered, to the Trustee the 4.050% exchange notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of 4.050% exchange notes being repurchased by the Company pursuant to the repurchase offer and that all conditions precedent to the repurchase by the Company of 4.050% exchange notes pursuant to the repurchase offer have been complied with.

The Trustee will promptly mail, or cause the paying agent to promptly mail, to each holder of 4.050% exchange notes, or portions of 4.050% exchange notes, properly tendered, the repurchase price for such 4.050% exchange notes, or portions of 4.050% exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any 4.050% exchange notes surrendered, as applicable; provided that each new note will be in a principal amount equal to $2,000 and integral multiples of $1,000 in excess thereof.

The Company will not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all outstanding 4.050% notes or portions of outstanding 4.050% notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Ratings Event” means, with respect to the outstanding 4.050% notes, on any day within the 60-day period (which period shall be extended so long as the rating of the outstanding 4.050% notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the outstanding 4.050% notes are rated below Investment grade by each and every Rating Agency. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Company or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to the outstanding 4.050% notes.

“Investment grade” means, with respect to Moody’s, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody’s); with respect to S&P, a rating of BBB- or better (or its equivalent under any successor rating categories of S&P); and, with respect to any additional Rating Agency or Rating Agencies selected by the Company, the equivalent investment grade credit rating.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the 4.050% exchange notes or fails to make a rating of the 4.050% exchange notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Change of Control Repurchase Event provisions of the 4.050% exchange notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the 4.050% exchange notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the 4.050% exchange notes.

If we experience a Change of Control Repurchase Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase all 4.050% exchange notes or portions of 4.050% exchange notes properly tendered. Furthermore, debt agreements to which we are a party at such time may contain restrictions and provisions limiting our ability to repurchase the 4.050% exchange notes. Our failure to repurchase the 4.050% exchange notes as will be required under the 4.050% exchange notes indenture would result in a default under the 4.050% exchange notes indenture, which could have material adverse consequences for us and the holders of the 4.050% exchange notes.

Consolidation, Merger and Sale of Assets

The 4.050% exchange notes indenture provides that so long as any 4.050% exchange notes are outstanding, we cannot consolidate with or merge into any other Person, or sell, assign, transfer, convey, lease or otherwise dispose of all, or substantially all, of our assets, in one or more related transactions, to any Person, unless:

•	either we are the surviving entity or the Person formed by such consolidation or into which we are merged, or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state of the United States or the District of Columbia, and shall expressly assume, by a supplemental indenture in a form reasonably satisfactory to the Trustee, our obligations under the outstanding 4.050% notes and the 4.050% exchange notes indenture;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an Obligation of ours or any Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) will have occurred and be continuing; and

•	we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition complies with the 4.050% exchange notes indenture and that all conditions precedent relating to such transaction have been complied with.

Since we are a holding company, if one of our Subsidiaries distributes its assets as a result of a liquidation or recapitalization of that Subsidiary, our rights, and indirectly the rights of our creditors and of the holders of our debt securities (including the 4.050% exchange notes) to participate in such Subsidiary’s distribution of assets will be subject to the prior claims of such Subsidiary’s creditors and preferred equity holders, if any, except to the extent that we may be a creditor with prior claims enforceable against such Subsidiary.

Events of Default

Under the 4.050% exchange notes indenture, an “event of default,” with respect to the 4.050% exchange notes, will include the following:

•	failure to pay any principal or premium, if any, on any outstanding 4.050% notes when due and payable at maturity or otherwise;

•	failure to pay any interest on any outstanding 4.050% notes when due and payable, and this failure continues for 30 days;

•	failure to perform any other covenant or agreement in, or provisions of, the outstanding 4.050% notes or the 4.050% exchange notes indenture, and the failure continues for 90 days after we receive from the Trustee, or, in the case of notice by the holders, we and the Trustee receive from the holders of at least 25% in aggregate principal amount of the outstanding 4.050% notes, a notice of default;

•	acceleration of any of our indebtedness (or indebtedness of any “significant subsidiary” of Norfolk Southern, as defined in the federal securities laws) in an aggregate principal amount that exceeds $100,000,000 within 10 days after we receive from the Trustee, or, in the case of notice by the holders, we and the Trustee receive from the holders of at least 25% in aggregate principal amount of the outstanding 4.050% notes, a notice of default; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing, either the Trustee or the holders of at least 25%, in aggregate principal amount, of the outstanding 4.050% notes may notify Norfolk Southern (and the Trustee, if notice is given by the holders) and declare that the unpaid principal of, premium, if any, and accrued interest on, if any the outstanding 4.050% notes is due and payable immediately. However, under certain circumstances, the holders of a majority in aggregate principal amount of outstanding 4.050% notes may be able to rescind and annul this declaration for accelerated payment. Norfolk Southern will furnish the Trustee with an annual statement that describes how Norfolk Southern has performed its obligations under the 4.050% exchange notes indenture and that specifies any defaults that may have occurred. See “—Compliance Certificates.”

Modification and Waiver

We and the Trustee may modify or amend the 4.050% exchange notes indenture by obtaining the written consent of the holders of not less than a majority in aggregate principal amount of the outstanding 4.050% notes. However, no such modification or amendment may, without the consent of each holder of outstanding 4.050% notes:

•	reduce the amount of outstanding 4.050% notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the interest rate on the outstanding 4.050% notes;

•	reduce the principal amount of or the premium, if any, on the outstanding 4.050% notes, or change the stated maturity of the outstanding 4.050% notes;

•	change the place, manner, timing or currency of payment of principal of, premium, if any, or interest on, the outstanding 4.050% notes; or

•	make any changes in the amendment and waiver provisions above.

The holders of not less than a majority in principal amount of the outstanding 4.050% notes, on behalf of all of the holders of the outstanding 4.050% notes, will be permitted to waive any past default under the 4.050% exchange notes indenture with respect to the outstanding 4.050% notes, and its consequences, except a default in the payment of the principal of (premium, if any) or interest on outstanding 4.050% notes or a default in respect of a covenant or provision of the 4.050% exchange notes indenture which cannot be modified or amended without the consent of the holder of each outstanding 4.050% note. Any such consent or waiver by the holder of an outstanding 4.050% note shall be binding upon such holder and upon every subsequent holder of such outstanding 4.050% note, irrespective of whether or not any notation of such consent or waiver is made upon such outstanding 4.050% note, unless revoked as provided in the 4.050% exchange notes indenture.

Discharge, Defeasance and Covenant Defeasance of 4.050% Exchange Notes Indenture

We may discharge certain obligations to holders of any outstanding 4.050% notes under the 4.050% exchange notes indenture when:

•	all of the outstanding 4.050% notes have been delivered to the trustee for cancellation; or

•	after the outstanding 4.050% notes have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust (a) money in an amount, or (b) U.S. Government Obligations that through the payment of principal and interest thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (c) a combination of (a) and (b), sufficient to pay and discharge each installment of principal of and premium, if any, and interest on the outstanding 4.050% notes on the dates such installments of interest or principal and premium are due;

and if, in either case, we have paid or caused to be paid all other sums payable by us under the 4.050% exchange notes indenture with respect to the outstanding 4.050% notes and we have delivered to the trustee an officers’

certificate and an opinion of counsel each stating that the requisite conditions precedent have been complied with.

In addition, we may elect with respect to the outstanding 4.050% notes either:

•	to defease and be discharged from our obligations with respect to the outstanding 4.050% notes (except as otherwise will be provided in the 4.050% exchange notes indenture) (“defeasance”), or

•	to be released from our obligations with respect to the outstanding 4.050% notes under certain restrictive covenants set forth in the 4.050% exchange notes indenture and our obligations with respect to any other restrictive covenant applicable to the outstanding 4.050% notes (“covenant defeasance”).

We may exercise our defeasance option or our covenant defeasance option with respect to any outstanding 4.050% notes, only if:

•	we have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust (a) money in an amount, or (b) U.S. Government Obligations that through the payment of principal and interest thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (c) a combination of (a) and (b), sufficient to pay and discharge each installment of principal of and premium, if any, and interest on the outstanding 4.050% notes on the dates such installments of interest or principal and premium are due; and

•	no event of default with respect to the outstanding 4.050% notes has occurred and is continuing on the date of the deposit.

Absent a change in federal tax laws, a defeasance is likely to be treated as a taxable exchange by holders of the 4.050% exchange notes for an issue consisting of either obligations of the trust or a direct interest in the cash and securities held in the trust, with the result that such holders would be required for tax purposes to recognize gain or loss as if such obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their 4.050% exchange notes. In addition, if the holders are treated as the owners of their proportionate share of the cash or securities held in trust, such holders would then be required to include in their income for tax purposes any income, gain or loss attributable thereto even though no cash was actually received. Thus, such holders might be required to recognize income for tax purposes in different amounts and at different times than would be recognized in the absence of defeasance. Holders of 4.050% original notes are urged to consult their own tax advisors as to the specific consequences of defeasance.

Governing Law

The 4.050% exchange notes indenture and the 4.050% exchange notes will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, and the regulations promulgated thereunder, shall be applicable.

Compliance Certificates

As provided in the 4.050% exchange notes indenture, we will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, a written statement, signed by certain of our executive officers, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing executive officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the 4.050% exchange notes indenture, and further stating, that, to such executive officers’ knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in the 4.050% exchange notes indenture and is not in default in the performance or observance of any of the terms, provisions and conditions thereof (or, if a default or event of default shall have occurred, describing all such defaults or events of default of which such executive officers have knowledge and what action the Company is taking or proposes to take, if any, with respect thereto).

Concerning the Trustee

U.S. Bank National Association will be the Trustee and will act as the security registrar and paying agent for the 4.050% exchange notes. The 4.050% exchange notes will rank equally with the 3.942% exchange notes and any outstanding original 4.050% notes. There is no default, and there has not been a default, with respect to the original 4.050% notes.

The holders of a majority, in aggregate principal amount, of the outstanding 4.050% notes will have the right to direct the time, method and place to conduct any proceeding to exercise any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the outstanding 4.050% notes, subject to certain exceptions. The 4.050% exchange notes indenture provides that if an event of default occurs (and is not cured) with respect to the 4.050% exchange notes, the Trustee will be required, in the exercise of its power, to use the same degree of care and skill a prudent Person would use in the conduct of that Person’s own affairs. Subject to this standard, the Trustee is not obligated to exercise any of its powers under the 4.050% exchange notes indenture at the request of a holder of 4.050% exchange notes unless the holder offers to indemnify the Trustee against any loss, liability or expense, and then only to the extent required by the terms of the 4.050% exchange notes indenture.

DESCRIPTION OF 3.942% EXCHANGE NOTES

The 3.942% exchange notes will be issued under an indenture (the “3.942% exchange notes indenture”), dated as of November 16, 2017, between us and U.S. Bank National Association, as trustee (the “Trustee”). The 3.942% exchange notes indenture contains provisions that define your rights under the 3.942% exchange notes and governs our obligations under the 3.942% exchange notes. The indenture provides for the issuance of the 3.942% exchange notes and sets forth the duties of the Trustee. The following description is only a summary of certain provisions of the 3.942% exchange notes indenture and the 3.942% exchange notes, and is qualified in its entirety by reference to the provisions of the 3.942% exchange notes indenture and the 3.942% exchange notes, including the definitions therein of certain terms. The terms of the 3.942% exchange notes will include those stated in the 3.942% exchange notes indenture and those made part of the 3.942% exchange notes indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the 3.942% exchange notes indenture has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on November 16, 2017 and is available from us upon request. See “Where You Can Find More Information.” We urge you to read the 3.942% exchange notes indenture (including the form of the 3.942% exchange note) because it, and not this description, defines your rights as a holder of 3.942% exchange notes. Certain defined terms used in this description but not defined below have the meanings assigned to them in the 3.942% exchange notes indenture.

The registered holder of a 3.942% exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the 3.942% exchange notes indenture. When used in this section, the terms “Norfolk Southern,” “the Company,” “we,” “our” and “us” refer solely to Norfolk Southern Corporation and do not, unless otherwise specified, include our consolidated subsidiaries.

General

The 3.942% exchange notes will be issued in fully registered, global form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will mature on November 1, 2047, unless earlier redeemed.

We may, from time to time, without notice to or the consent of the holders of the debt securities of the series of which the 3.942% original notes and the 3.942% exchange notes form a part (collectively, the “outstanding 3.942% notes”), create and issue additional notes ranking pari passu in all respects with the outstanding 3.942% notes and having the same terms as to status, redemption or otherwise as the outstanding 3.942% notes (except for the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes) so that such additional notes may be consolidated and form a single series of debt securities with the outstanding 3.942% notes. Any such additional notes will vote and act together as a single class with the outstanding 3.942% notes under the 3.942% exchange notes indenture.

The 3.942% exchange notes will bear interest from May 1, 2018, at a rate per annum of 3.942%, payable semiannually in arrears on May 1 and November 1 of each year, commencing on November 1, 2018 (the “3.942% exchange notes interest payment dates”), to the persons in whose names the 3.942% exchange notes are registered at the close of business on the immediately preceding April 15 and October 15, respectively, whether or not that day is a business day (the “3.942% exchange notes record dates”).

If any 3.942% exchange notes interest payment date, redemption date or the maturity date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such 3.942% exchange notes interest payment date, redemption date or the maturity date, as the case may be. “Business Day” means any day, other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close. There will be no sinking fund payments for the 3.942% exchange notes.

Other than the provisions of the 3.942% exchange notes indenture described below relating to limitation on liens, limitations on funded debt and the change of control repurchase event, the 3.942% exchange notes indenture and the 3.942% exchange notes will not contain any provisions that may afford you protection in the event of a highly leveraged transaction or other transaction that may occur in connection with a change of control of Norfolk Southern or any of its subsidiaries.

Ranking

The 3.942% exchange notes will be our direct, unsecured unsubordinated obligations and will rank equally in right of payment with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. Because we are a holding company, the 3.942% exchange notes effectively will rank junior to all liabilities and preferred equity of our subsidiaries. As of December 31, 2017, total liabilities (other than intercompany liabilities) of our railroad subsidiaries were approximately $10.2 billion and total debt of our railroad subsidiaries was approximately $605 million.

Optional Redemption

The 3.942% exchange notes will be redeemable in whole or in part, at our option at any time, as described below.

If the 3.942% exchange notes are redeemed prior to May 1, 2047, the redemption price for the 3.942% exchange notes to be redeemed will be equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 3.942% exchange notes to be redeemed, to and including May 1, 2047 (exclusive of interest accrued to, but not including, the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 20 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

If the 3.942% exchange notes are redeemed on or after May 1, 2047, the redemption price for the 3.942% exchange notes to be redeemed will equal 100% of the principal amount of such 3.942% exchange notes, plus accrued and unpaid interest to, but not including, the redemption date.

For purposes of this optional redemption provision:

“Treasury Yield” means, with respect to any redemption date, (1) the yield under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 1, 2047, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Yield will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity most comparable to May 1, 2047 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity comparable to the remaining term of the 3.942% exchange notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) four other primary U.S. Government securities dealers in New York, New York (“Primary Treasury Dealers”) appointed by the Company and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer or otherwise fails to provide a Reference Treasury Dealer Quotation, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means a quotation for a Comparable Treasury Issue provided by a Reference Treasury Dealer.

Certain Covenants

The 3.942% exchange notes indenture contains the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the 3.942% exchange notes or any of the 3.942% original notes are outstanding.

Limitation on Liens

The 3.942% exchange notes indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, other than a Purchase Money Lien, upon any stock or indebtedness, whether owned on the date the outstanding 3.942% notes were first issued or thereafter acquired, of the Principal Subsidiary, to secure any Obligation (other than the outstanding 3.942% notes) of the Company, any Subsidiary or any other Person, without in any such case making effective provision whereby all of the outstanding 3.942% notes are secured equally and ratably with such Obligation. This limitation will not apply to any mortgage, pledge, lien, encumbrance, charge or security interest on any stock or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary. Such limitation will not restrict any of our other property or other property of our Subsidiaries or restrict the sale by us or any Subsidiary of any stock or indebtedness of any Subsidiary.

Limitations on Funded Debt

The 3.942% exchange notes indenture provides that the Company will not permit any Restricted Subsidiary to incur, issue, guarantee or create any Funded Debt unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Funded Debt of the Restricted Subsidiaries would not exceed an amount equal to 15% of Consolidated Net Tangible Assets.

The limitation on Funded Debt will not apply to, and there will be excluded from Funded Debt in any computation under such restriction, Funded Debt secured by:

(a)	Liens on real or physical property of any corporation existing at the time such corporation becomes a Subsidiary;

(b)	Liens on real or physical property existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Company or any Restricted Subsidiary;

(c)	Liens on real or physical property acquired (or constructed) after the date of the 3.942% exchange notes indenture by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(d)	Liens in favor of the Company or any Restricted Subsidiary;

(e)	Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or the provisions of any statute;

(f)	Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

(g)	Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business;

(h)	Liens incurred (no matter when created) in connection with the Company or a Restricted Subsidiary engaging in a leveraged or single-investor lease transaction; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Company or such Restricted Subsidiary;

(i)	Liens under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens on the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(j)	Liens incurred to finance construction, alteration or repair of any real or physical property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair;

(k)	Liens incurred (no matter when created) in connection with a Securitization Transaction;

(l)	Liens on property (or any Receivable arising in connection with the lease thereof) acquired by the Company or a Restricted Subsidiary through repossession, foreclosure or like proceeding and existing at the time of the repossession, foreclosure, or like proceeding;

(m)	Liens on deposits of the Company or a Restricted Subsidiary with banks (in the aggregate, not exceeding $50 million), in accordance with customary banking practice, in connection with the providing by the Company or a Restricted Subsidiary of financial accommodations to any Person in the ordinary course of business; or

(n)	any extension, renewal, refunding or replacement of the foregoing.

The definitions set forth below apply to the foregoing limitations on Liens and Funded Debt:

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Company and Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States, less (1) all current liabilities (due within one year) as shown on such balance sheet, (2) applicable reserves, (3) investments in and advances to Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries that are consolidated on the consolidated balance sheet of the Company and its Subsidiaries, and (4) Intangible Assets and liabilities relating thereto.

“Funded Debt” means (1) any indebtedness of a Restricted Subsidiary (excluding indebtedness in favor of another Restricted Subsidiary or the Company) maturing more than 12 months after the time of computation thereof, (2) guarantees by a Restricted Subsidiary of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (3) all preferred stock of a Restricted Subsidiary and (4) all Capital Lease Obligations (as such term will be defined in the 3.942% exchange notes indenture) of a Restricted Subsidiary.

“Indebtedness” means, at any date, without duplication, (1) all obligations for borrowed money of a Restricted Subsidiary or any other indebtedness of a Restricted Subsidiary, evidenced by bonds, debentures, notes or other similar instruments and (2) Funded Debt, except such obligations and other indebtedness of a Restricted Subsidiary and Funded Debt, if any, incurred as part of a Securitization Transaction.

“Intangible Assets” means at any date, the value (net of any applicable reserves) as shown on or reflected in the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States, of: (1) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (2) organizational and development costs; (3) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, deferred interest waiver, compensation and similar items and tangible assets being amortized); and (4) unamortized debt discount and expense, less unamortized premium.

“Liens” means such pledges, mortgages, security interests and other liens, including purchase money liens, on property of the Company or any Restricted Subsidiary which secure Funded Debt.

“Obligation” means any indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Subsidiary” means Norfolk Southern Railway Company.

“Purchase Money Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any indebtedness of the Principal Subsidiary acquired after the date any outstanding 3.942% notes are first issued if such Purchase Money Lien is for the purpose of financing, and does not exceed, the cost to the Company or any Subsidiary of acquiring the indebtedness of the Principal Subsidiary and such financing is effected concurrently with, or within 180 days after, the date of such acquisition.

“Receivables” mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising, either directly or indirectly, from the financing by the Company or any Subsidiary of the Company of property or services, monies due thereunder, security interests in the property and services financed thereby and any and all other related rights.

“Restricted Subsidiary” means each Subsidiary of the Company other than Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries.

“Securitization Subsidiary” means a Subsidiary of the Company (1) which is formed for the purpose of effecting one or more Securitization Transactions and engaging in other activities reasonably related thereto and (2) as to which no portion of the Indebtedness or any other obligations (a) is guaranteed by any Restricted Subsidiary, or (b) subjects any property or assets of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any lien, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and inter-company notes and other forms of capital or credit support relating to the transfer or sale of Receivables or asset-backed securities to such Securitization Subsidiary and customarily necessary or desirable in connection with such transactions.

“Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by the Company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Subsidiary or (2) any other Person, or may grant a security interest in, any Receivables or asset-backed securities or interest therein (whether such Receivables or securities are then existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all security interests in the property or services financed thereby, the proceeds of such Receivables or asset-backed securities and any other assets which are sold in respect of which security interests are granted in connection with securitization transactions involving such assets.

“Subsidiary” means, in respect of any Person, corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock (as such term will be defined in the 3.942% exchange notes indenture) is at the time owned or controlled, directly or indirectly, by such Person, such Person and one or more Subsidiaries of such Person, or one or more Subsidiaries of such Person. Unless otherwise required by the context, Subsidiary shall refer to a Subsidiary of the Company.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely of payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case under clauses (i) or (ii) are not callable or redeemable at the action of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs with respect to the outstanding 3.942% notes, unless the Company has exercised its right to redeem the 3.942% exchange notes as described above, the Company will make an offer to each holder of the 3.942% exchange notes to repurchase all or any part (in integral multiples of

$1,000) of that holder’s 3.942% exchange notes at a repurchase price (the “repurchase price”) in cash equal to 101% of the aggregate principal amount of such 3.942% exchange notes repurchased plus any accrued and unpaid interest on the 3.942% exchange notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at the Company’s option, prior to a Change of Control, but after the public announcement of such Change of Control, the Company will mail, or cause to be mailed, a notice to each holder of the 3.942% exchange notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the 3.942% exchange notes on the payment date specified in the notice (such offer the “repurchase offer” and such date the “repurchase date”), which repurchase date will be a Business Day that is no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 3.942% exchange notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the 3.942% exchange notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the 3.942% exchange notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1) accept for payment all 3.942% exchange notes or portions of 3.942% exchange notes properly tendered pursuant to the repurchase offer;

(2) deposit with the Trustee or with such paying agent as the Trustee may designate an amount equal to the aggregate repurchase price for all 3.942% exchange notes or portions of 3.942% exchange notes properly tendered; and

(3) deliver, or cause to be delivered, to the Trustee the 3.942% exchange notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of 3.942% exchange notes being repurchased by the Company pursuant to the repurchase offer and that all conditions precedent to the repurchase by the Company of 3.942% exchange notes pursuant to the repurchase offer have been complied with.

The Trustee will promptly mail, or cause the paying agent to promptly mail, to each holder of 3.942% exchange notes, or portions of 3.942% exchange notes, properly tendered, the repurchase price for such 3.942% exchange notes, or portions of 3.942% exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any 3.942% exchange notes surrendered, as applicable; provided that each new note will be in a principal amount equal to $2,000 and integral multiples of $1,000 in excess thereof.

The Company will not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all outstanding 3.942% notes or portions of outstanding 3.942% notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Ratings Event” means, with respect to the outstanding 3.942% notes, on any day within the 60-day period (which period shall be extended so long as the rating of the outstanding 3.942% notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the outstanding 3.942% notes are rated below Investment grade by each and every Rating Agency. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Company or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to the outstanding 3.942% notes.

“Investment grade” means, with respect to Moody’s, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody’s); with respect to S&P, a rating of BBB- or better (or its equivalent under any successor rating categories of S&P); and, with respect to any additional Rating Agency or Rating Agencies selected by the Company, the equivalent investment grade credit rating.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the 3.942% exchange notes or fails to make a rating of the 3.942% exchange notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Change of Control Repurchase Event provisions of the 3.942% exchange notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the 3.942% exchange notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the 3.942% exchange notes.

If we experience a Change of Control Repurchase Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase all 3.942% exchange notes or portions of 3.942% exchange notes properly tendered. Furthermore, debt agreements to which we are a party at such time may contain restrictions and provisions limiting our ability to repurchase the 3.942% exchange notes. Our failure to repurchase the 3.942% exchange notes as will be required under the 3.942% exchange notes indenture would result in a default under the 3.942% exchange notes indenture, which could have material adverse consequences for us and the holders of the 3.942% exchange notes.

Consolidation, Merger and Sale of Assets

The 3.942% exchange notes indenture provides that so long as any 3.942% exchange notes are outstanding, we cannot consolidate with or merge into any other Person, or sell, assign, transfer, convey, lease or otherwise dispose of all, or substantially all, of our assets, in one or more related transactions, to any Person, unless:

•	either we are the surviving entity or the Person formed by such consolidation or into which we are merged, or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state of the United States or the District of Columbia, and shall expressly assume, by a supplemental indenture in a form reasonably satisfactory to the Trustee, our obligations under the outstanding 3.942% notes and the 3.942% exchange notes indenture;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an Obligation of ours or any Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) will have occurred and be continuing; and

•	we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition complies with the 3.942% exchange notes indenture and that all conditions precedent relating to such transaction have been complied with.

Since we are a holding company, if one of our Subsidiaries distributes its assets as a result of a liquidation or recapitalization of that Subsidiary, our rights, and indirectly the rights of our creditors and of the holders of our debt securities (including the 3.942% exchange notes) to participate in such Subsidiary’s distribution of assets will be subject to the prior claims of such Subsidiary’s creditors and preferred equity holders, if any, except to the extent that we may be a creditor with prior claims enforceable against such Subsidiary.

Events of Default

Under the 3.942% exchange notes indenture, an “event of default,” with respect to the 3.942% exchange notes, will include the following:

•	failure to pay any principal or premium, if any, on any outstanding 3.942% notes when due and payable at maturity or otherwise;

•	failure to pay any interest on any outstanding 3.942% notes when due and payable, and this failure continues for 30 days;

•	failure to perform any other covenant or agreement in, or provisions of, the outstanding 3.942% notes or the 3.942% exchange notes indenture, and the failure continues for 90 days after we receive from the Trustee, or, in the case of notice by the holders, we and the Trustee receive from the holders of at least 25% in aggregate principal amount of the outstanding 3.942% notes, a notice of default;

•	acceleration of any of our indebtedness (or indebtedness of any “significant subsidiary” of Norfolk Southern, as defined in the federal securities laws) in an aggregate principal amount that exceeds $100,000,000 within 10 days after we receive from the Trustee, or, in the case of notice by the holders, we and the Trustee receive from the holders of at least 25% in aggregate principal amount of the outstanding 3.942% notes, a notice of default; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing, either the Trustee or the holders of at least 25%, in aggregate principal amount, of the outstanding 3.942% notes may notify Norfolk Southern (and the Trustee, if notice is given by the holders) and declare that the unpaid principal of, premium, if any, and accrued interest on, if any the outstanding 3.942% notes is due and payable immediately. However, under certain circumstances, the holders of a majority in aggregate principal amount of outstanding 3.942% notes may be able to rescind and annul this declaration for accelerated payment. Norfolk Southern will furnish the Trustee with an annual statement that describes how Norfolk Southern has performed its obligations under the 3.942% exchange notes indenture and that specifies any defaults that may have occurred. See “—Compliance Certificates.”

Modification and Waiver

We and the Trustee may modify or amend the 3.942% exchange notes indenture by obtaining the written consent of the holders of not less than a majority in aggregate principal amount of the outstanding 3.942% notes. However, no such modification or amendment may, without the consent of each holder of outstanding 3.942% notes:

•	reduce the amount of outstanding 3.942% notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the interest rate on the outstanding 3.942% notes;

•	reduce the principal amount of or the premium, if any, on the outstanding 3.942% notes, or change the stated maturity of the outstanding 3.942% notes;

•	change the place, manner, timing or currency of payment of principal of, premium, if any, or interest on, the outstanding 3.942% notes; or

•	make any changes in the amendment and waiver provisions above.

The holders of not less than a majority in principal amount of the outstanding 3.942% notes, on behalf of all of the holders of the outstanding 3.942% notes, will be permitted to waive any past default under the 3.942% exchange notes indenture with respect to the outstanding 3.942% notes, and its consequences, except a default in the payment of the principal of (premium, if any) or interest on outstanding 3.942% notes or a default in respect of a covenant or provision of the 3.942% exchange notes indenture which cannot be modified or amended without the consent of the holder of each outstanding 3.942% note. Any such consent or waiver by the holder of an outstanding 3.942% note shall be binding upon such holder and upon every subsequent holder of such outstanding 3.942% note, irrespective of whether or not any notation of such consent or waiver is made upon such outstanding 3.942% note, unless revoked as provided in the 3.942% exchange notes indenture.

Discharge, Defeasance and Covenant Defeasance of 3.942% Exchange Notes Indenture

We may discharge certain obligations to holders of any outstanding 3.942% notes under the 3.942% exchange notes indenture when:

•	all of the outstanding 3.942% notes have been delivered to the trustee for cancellation; or

•	after the outstanding 3.942% notes have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust (a) money in an amount, or (b) U.S. Government Obligations that through the payment of principal and interest thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (c) a combination of (a) and (b), sufficient to pay and discharge each installment of principal of and premium, if any, and interest on the outstanding 3.942% notes on the dates such installments of interest or principal and premium are due;

and if, in either case, we have paid or caused to be paid all other sums payable by us under the 3.942% exchange notes indenture with respect to the outstanding 3.942% notes and we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that the requisite conditions precedent have been complied with.

In addition, we may elect with respect to the outstanding 3.942% notes either:

•	to defease and be discharged from our obligations with respect to the outstanding 3.942% notes (except as otherwise will be provided in the 3.942% exchange notes indenture) (“defeasance”), or

•	to be released from our obligations with respect to the outstanding 3.942% notes under certain restrictive covenants set forth in the 3.942% exchange notes indenture and our obligations with respect to any other restrictive covenant applicable to the outstanding 3.942% notes (“covenant defeasance”).

We may exercise our defeasance option or our covenant defeasance option with respect to any outstanding 3.942% notes, only if:

•	we have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust (a) money in an amount, or (b) U.S. Government Obligations that through the payment of principal and interest thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (c) a combination of (a) and (b), sufficient to pay and discharge each installment of principal of and premium, if any, and interest on the outstanding 3.942% notes on the dates such installments of interest or principal and premium are due; and

•	no event of default with respect to the outstanding 3.942% notes has occurred and is continuing on the date of the deposit.

Absent a change in federal tax laws, a defeasance is likely to be treated as a taxable exchange by holders of the 3.942% exchange notes for an issue consisting of either obligations of the trust or a direct interest in the cash and securities held in the trust, with the result that such holders would be required for tax purposes to recognize gain or loss as if such obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their 3.942% exchange notes. In addition, if the holders are treated as the owners of their proportionate share of the cash or securities held in trust, such holders would then be required to include in their income for tax purposes any income, gain or loss attributable thereto even though no cash was actually received. Thus, such holders might be required to recognize income for tax purposes in different amounts and at different times than would be recognized in the absence of defeasance. Holders of 3.942% original notes are urged to consult their own tax advisors as to the specific consequences of defeasance.

Governing Law

The 3.942% exchange notes indenture and the 3.942% exchange notes will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, and the regulations promulgated thereunder, shall be applicable.

Compliance Certificates

As provided in the 3.942% exchange notes indenture, we will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, a written statement, signed by certain of our executive officers, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing executive officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the 3.942% exchange notes indenture, and further stating, that, to such executive officers’ knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in the 3.942% exchange notes indenture and is not in default in the performance or observance of any of the terms, provisions and conditions thereof (or, if a default or event of default shall have occurred, describing all such defaults or events of default of which such executive officers have knowledge and what action the Company is taking or proposes to take, if any, with respect thereto).

Concerning the Trustee

U.S. Bank National Association will be the Trustee and will act as the security registrar and paying agent for the 3.942% exchange notes. The 3.942% exchange notes will rank equally with the 4.050% exchange notes and any outstanding original 3.942% notes. There is no default, and there has not been a default, with respect to the original 3.942% notes.

The holders of a majority, in aggregate principal amount, of the outstanding 3.942% notes will have the right to direct the time, method and place to conduct any proceeding to exercise any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the outstanding 3.942% notes, subject to certain exceptions. The 3.942% exchange notes indenture provides that if an event of default occurs (and is not cured) with respect to the 3.942% exchange notes, the Trustee will be required, in the exercise of its power, to use the same degree of care and skill a prudent Person would use in the conduct of that Person’s own affairs. Subject to this standard, the Trustee is not obligated to exercise any of its powers under the 3.942% exchange notes indenture at the request of a holder of 3.942% exchange notes unless the holder offers to indemnify the Trustee against any loss, liability or expense, and then only to the extent required by the terms of the 3.942% exchange notes indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to a holder who exchanges its original notes for exchange notes pursuant to the exchange offers. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as original notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the original notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, or to accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each holder is urged to consult his tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the ownership and disposition of the exchange notes.

An exchange of original notes for exchange notes pursuant to an exchange offer should not be a taxable event for U.S. federal income tax purposes. Consequently, a holder of original notes should not recognize gain or loss, for U.S. federal income tax purposes, as a result of exchanging original notes for exchange notes pursuant to an exchange offer. Exchange notes received in exchange for the original notes should be treated as a continuation of the original notes. Consequently, the holding period of the exchange notes should be the same as the holding period of the original notes, and the tax basis in the exchange notes should be the same as the adjusted tax basis in the original notes as determined immediately before the exchange. In addition, the tax consequences of holding and disposing of the exchange notes should be the same as those of holding and disposing of the original notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under an exchange offer in exchange for corresponding original notes that were acquired as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that we will furnish without charge as many copies of this prospectus, as it may be amended or supplemented, to any broker-dealer that notifies us it is using this registration statement as such broker-dealer reasonably requests, for use in connection with any such resale, together with an appropriate letter of transmittal and related documents. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

Notwithstanding the foregoing, we may suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or requests additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law;

•	we determine that the continued effectiveness of the registration statement of which this prospectus forms a part and use of this prospectus would require disclosure of confidential information related to a material acquisition or divestiture of assets or a material corporate transaction, event or development; or

•	an event occurs or we discover any fact which makes any statement made in the registration statement of which this prospectus forms a part untrue in any material respect or which requires the making of any changes in such registration statement in order to make the statements therein not misleading.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under an exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will not receive any proceeds from the issuance of exchange notes in the exchange offers. We have agreed to pay all expenses incidental to the exchange offers other than underwriting discounts and commissions and concessions and transfer taxes, if any, relating to the sale or disposition of any original notes by a holder of the original notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the exchange notes will be passed upon for us by John M. Scheib, Esq., Executive Vice President Law and Administration and Chief Legal Officer of the Company, Norfolk, Virginia (or by such other senior corporate counsel as may be designated by us). Mr. Scheib, in his capacity as Executive Vice President Law and Administration and Chief Legal Officer of the Company, is a participant in various of our employee benefit and incentive plans, including stock option plans, offered to employees of the Company. Certain legal matters with respect to the validity of the issuance of the exchange notes will be passed upon for us by Hinckley, Allen & Snyder LLP, Boston, Massachusetts. Hinckley, Allen & Snyder LLP may rely as to certain matters of Virginia law on the opinion of John M. Scheib, Esq., Executive Vice President Law and Administration and Chief Legal Officer of the Company (or such other senior corporate counsel as may be designated by us).

EXPERTS

The consolidated financial statements of Norfolk Southern Corporation and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NORFOLK SOUTHERN CORPORATION

Offers to Exchange

$749,994,000 aggregate principal amount of 4.050% Notes due 2052

(CUSIP Nos. 655844 BU1 and U65584 AE1)

for

$749,994,000 aggregate principal amount of 4.050% Notes due 2052 (CUSIP No. 655844 BV9)

that have been registered under the Securities Act

AND

$749,997,000 aggregate principal amount of 3.942% Notes due 2047

(CUSIP Nos. 655844 BW7 and U65584 AF8)

for

$749,997,000 aggregate principal amount of 3.942% Notes due 2047 (CUSIP No. 655844 BX5)

that have been registered under the Securities Act

PROSPECTUS

April 23, 2018